Exhibit 99.1

Tempo Automation, Inc.

Condensed Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	September 30,	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$533	$2,864
Accounts receivable, net	1,945	2,918
Inventory	2,916	879
Contract assets	990	1,219
Prepaid expenses and other current assets	933	892
Total current assets	7,317	8,772
Property and equipment, net	7,031	8,891
Operating leases - right of use asset	565	1,323
Restricted cash	320	320
Other noncurrent assets	6,208	2,925
Total assets	$21,441	$22,231
LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$4,994	$1,583
Contract liabilities	2,086	175
Accrued liabilities	5,195	3,971
Accrued compensation and related benefits	1,186	1,249
Operating lease liability, current	801	1,111
Finance lease, current	1,897	1,091
Loan payable, current ($13,052 and $0 measured at fair value, respectively)	42,545	10,486
Loan payable - related party, current (measured at fair value)	40,041	—
Total current liabilities	98,745	19,666
Operating lease liability, noncurrent	38	546
Finance lease, noncurrent	—	1,606
Loan payable, noncurrent	880	11,351
Warrant liabilities	32,435	5,573
Total liabilities	132,098	38,742
Commitment and contingencies (Note 12)
Convertible preferred stock
Convertible preferred stock, $0.00001 par value. 52,500,412 and 31,058,244 shares authorized at September 30, 2022 and December 31, 2021, respectively; 29,520,187 shares issued and outstanding at September 30, 2022 and December 31, 2021 (liquidation preference of $74,496 at September 30, 2022 and December 31, 2021)	75,684	75,684
Stockholders’ deficit
Common stock, $0.00001 par value. 125,000,000 and 63,299,666 shares authorized at September 30, 2022 and December 31, 2021, respectively; 10,085,354 and 10,037,305 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	—	—
Additional paid in capital	18,489	16,117
Accumulated deficit	(204,830)	(108,312)
Total stockholders’ deficit	(186,341)	(92,195)
Total liabilities, convertible preferred stock and stockholders’ deficit	$21,441	$22,231

The accompanying notes are an integral part of these condensed financial statements.

Tempo Automation, Inc.

Condensed Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Nine Months Ended September 30,
	2022	2021
Revenue	$9,146	$13,354
Cost of revenue	8,141	10,696
Gross profit	1,005	2,658
Operating expenses
Research and development	8,317	6,538
Sales and marketing	7,363	6,504
General and administrative	9,992	12,098
Impairment loss	297	—
Total operating expenses	25,969	25,140
Loss from operations	(24,964)	(22,482)
Other income (expense), net
Interest expense	(6,902)	(2,069)
Other financing cost	(30,793)	—
Interest income	7	3
Loss on debt extinguishment	(38,939)	—
Other income (expense)	(4)	2,500
Change in fair value of warrants and derivatives	5,674	(2,340)
Change in fair value of debt	(597)	—
Total other income (expense), net	(71,554)	(1,906)
Loss before income taxes	(96,518)	(24,388)
Income tax provision	—	—
Net loss	$(96,518)	$(24,388)
Net loss attributable per share to common stockholders, basic and diluted	(9.58)	(2.48)
Weighted-average shares used to compute net loss attributable per share to common stockholders, basic and diluted	10,072,318	9,815,806

The accompanying notes are an integral part of these condensed financial statements.

Tempo Automation, Inc.

Condensed Statements of Convertible Preferred Stock and Stockholders’ Deficit

(Unaudited)

(in thousands, except number of shares)

	Convertible Preferred Stock		Common Stock		Additional Paid-in-Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2022	29,520,187	75,684	10,037,305	—	16,117	(108,312)	(92,195)
Net loss	—	—	—	—	—	(96,518)	(96,518)
Issuance of common stock upon exercise of stock options	—	—	48,049	—	49	—	49
Stock-based compensation	—	—	—	—	2,323	—	2,323
Balance at September 30, 2022	29,520,187	$75,684	10,085,354	$—	$18,489	$(204,830)	$(186,341)

	Convertible Preferred Stock		Common Stock		Additional Paid-in-Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2021	29,520,187	$75,684	9,773,097	$—	$4,285	$(60,299)	$(56,014)
Net loss	—	—	—	—	—	(24,388)	(24,388)
Issuance of common stock upon exercise of stock options	—	—	116,379	—	27	—	27
Issuance of common stock warrants	—	—	—	—	213	—	213
Stock-based compensation	—	—	—	—	1,684	—	1,684
Balance at September 30, 2021	29,520,187	$75,684	9,889,476	$—	$6,209	$(84,687)	$(78,478)

The accompanying notes are an integral part of these condensed financial statements.

Tempo Automation, Inc.

Condensed Statements of Cash Flows

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net loss	$(96,518)	$(24,388)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	5,945	2,437
Stock-based compensation	2,323	1,684
Noncash other financing cost	30,793	—
Impairment loss	297	—
Loss on debt extinguishment	38,939	—
Loss on disposal of property and equipment	3	—
Noncash operating lease expense	630	581
Bad debt expense	5	4
Change in fair value of warrants and derivatives	(5,674)	2,340
Change in fair value of debt	597
Gain on PPP loan forgiveness	—	(2,500)
Changes in operating assets and liabilities:
Accounts receivable	968	(2,030)
Contract assets	229	(307)
Inventory	(2,037)	(586)
Prepaid expenses and other current assets	(340)	(291)
Other noncurrent assets	(2,006)	(632)
Accounts payable	3,408	1,010
Contract liabilities	1,911	277
Accrued liabilities	1,163	2,239
Other noncurrent liabilities	—	7
Operating lease liabilities	(818)	(728)
Net cash used in operating activities	(20,182)	(20,883)
Cash flows from investing activities:
Purchases of property and equipment	(24)	(453)
Net cash used in investing activities	(24)	(453)
Cash flows from financing activities:
Principal payments under finance lease obligations	(800)	(665)
Proceeds from issuance of debt	10,000	33,000
Proceeds from issuance of debt - related party	10,637	—
Payment of debt issuance costs	(111)	(426)
Debt repayment	(623)	(4,502)
Proceeds from exercise of stock options	49	27
Payment of deferred transaction costs	(1,277)	—
Net cash provided by financing activities	17,875	27,434
Net increase (decrease) in cash, cash equivalents and restricted cash	(2,331)	6,098
Cash, cash equivalents and restricted cash at beginning of period	3,184	17,746
Cash, cash equivalents and restricted cash at end of period	$853	$23,844

Noncash investing and financing activities
Unpaid deferred transaction costs	$4,679	$—
Issuance of common stock warrants	$—	$213
Extinguishment of debt	$39,397	$—
Borrowing of debt	$39,397	$—

The accompanying notes are an integral part of these condensed financial statements.

Tempo Automation, Inc.

Notes to Condensed Financial Statements

(Unaudited)

(1)	Organization

Tempo Automation (the "Company," “us,” “our” or “we”) is a privately held Printed Circuit Board Assembly (“PCBA”) manufacturing company that was incorporated in Delaware in 2013. Tempo Automation provides turnkey PCBA services for low volume production. The Company’s proprietary automation software creates an unbroken digital thread from design to delivery. This makes it possible to execute a complex design and manufacturing process quickly and precisely. The Company provides real-time, reliable lead times based on supplier inventory and factory workload. The Company’s software provides transparent production and delivery tracking with live updates.

On August 13, 2021, the Company entered into a Stock Purchase Agreement (the “Whizz Agreement”) to acquire Whizz Systems, Inc., a Delaware corporation (“Whizz”). On August 11, 2022, Tempo and Whizz entered into a mutual termination agreement, pursuant to which the Whizz Agreement was terminated in its entirety.

On October 13, 2021, ACE Convergence Acquisition Corp. (“ACE”), a blank check company, entered into an Agreement and Plan of Merger (the “ACE Merger Agreement”) with ACE Convergence Subsidiary Corp., a Delaware corporation, and a direct wholly owned subsidiary of ACE (“Merger Sub”), and Tempo. The ACE Merger Agreement was later amended on July 6, 2022, August 12, 2022, and September 7, 2022.

On October 13, 2021, Tempo entered into an Agreement and Plan of Merger (the “Compass AC Agreement”) with Advanced Circuits to acquire Compass AC Holdings, Inc., a Delaware corporation (“Compass AC”). On July 28, 2022, Advanced Circuits delivered notice to Tempo that Advanced Circuits was terminating the Agreement and Plan of Merger, dated as of October 13, 2021, by and among Tempo, Advanced Circuits and the other parties thereto in accordance with its terms.

On November 22, 2022, ACE consummated the closing of the transactions contemplated by that certain Amended and Restated Agreement and Plan of Merger, dated as of August 12, 2022, as amended by that certain First Amendment to the Amended and Restated Agreement and Plan of Merger, dated as of September 7, 2022, and that certain Second Amendment to the Amended and Restated Agreement and Plan of Merger, dated as of September 23, 2022 (as amended, the “Merger Agreement”), by and among ACE, ACE Convergence Subsidiary Corp. (“Merger Sub”) and Tempo Automation, Inc. (“Legacy Tempo”), which provides for, among other things, the merger of Merger Sub with and into Legacy Tempo, with Legacy Tempo surviving as a wholly owned subsidiary of ACE (the transactions contemplated by the Merger Agreement, the “Business Combination”). With the closing ACE was renamed Tempo Automation Holdings, Inc. Refer to Note 15 for further discussion of the ACE Merger.

(2)	Summary of Significant Accounting Policies

Basis of Presentation

The unaudited interim condensed financial statements and accompanying unaudited notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

Liquidity and Going Concern

The Company has experienced negative cash flows from operations since inception and expects negative cash flows from operations to continue for the foreseeable future. The Company had an accumulated deficit of $204.8 million and cash, cash equivalents and restricted cash of $0.9 million as of September 30, 2022. During the nine months ended September 30, 2022, the Company used net cash of $20.2 million in operating activities and incurred a net loss of $96.5 million. Additionally, as of the date these financial statements were available for issuance, the Company has approximately $31.7 million of loan principal payments and finance lease obligations coming due within the next 12 months. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

In October 2021, Tempo entered into a loan and security agreement (the “LSA”) with a maximum borrowing capacity of $150.0 million consisting of four tranches. This agreement replaced Tempo’s existing SQN Venture Income Fund II, LP $20.0 million facility (the “June 2021 Credit Facility”), and $20.0 million was drawn on tranche 1 of the LSA. Borrowing capacity for tranche 2 is $20.0 million which shall be available to draw by the Company upon sooner of the de-SPAC with ACE or closing of the acquisition with Whizz. Borrowing capacity for tranche 3 and tranche 4 is $40.0 million, and $70.0 million, respectively which shall be available to draw by the Company, upon the de-SPAC with ACE, subject to lender approval. The tranches have an earliest expiration date of December 23, 2022 (see Note 7).

In January 2022, the Company entered into the first amendment to the LSA to convert $10.0 million of availability under tranche 2 of the loan to tranche 1 of the loan. This amendment expanded tranche 1 from $20.0 million to $30.0 million and reduced tranche 2 from $20.0 million to $10.0 million. The first amendment did not change the interest rates or maturity dates for tranche 1 (see Note 7).

In January 2022, the Company issued convertible promissory notes (the “2022 Promissory Notes”) to existing investors for gross proceeds of $5.0 million. These shall be due and payable by the Company on demand at any time after November 15, 2022 (see Note 8).

In May 2022, the Company entered into a bridge note (the “Bridge Note”) with ACE and ACE Equity Partners International Pte. Ltd. (“AEPI”), which was replaced in its entirety on substantially the same terms on July 1, 2022, pursuant to which AEPI agreed to loan to Tempo up to an aggregate principal amount of $5.0 million, $4.6 million of which was advanced to Tempo as of September 30, 2022 .. The Bridge Note is due on September 30, 2022 (see Note 8).

In August, 2022, Tempo entered into a note purchase agreement with certain existing related party investors and with the lenders under the Loan and Security Agreement (collectively, the “Initial Bridge Investors”), pursuant to which Tempo agreed to issue up to $5.0 million in aggregate principal amount of convertible promissory notes (the “August 2022 Bridge Notes”) to the Initial Bridge Investors for aggregate cash proceeds of approximately $1.4 million and the cancellation of approximately $3.6 million of outstanding amounts owed under the LSA. Additionally, Tempo may, from time to time prior to October 9, 2022, issue up to $0.7 million in aggregate principal amount of additional August 2022 Bridge Notes to one or more additional investors (see Note 7).

In May and August 2022, the Company announced reductions in workforce.

In order to fund planned operations while meeting obligations as they come due, the Company will need to secure additional debt or equity financing. These plans for additional financings are intended to mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern, however as the plans are outside of Management’s control, the Company cannot ensure they will be effectively implemented. As a result, substantial doubt exists about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued. Failure to secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact additional operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives.

The accompanying condensed financial statements have been prepared in conformity with U.S. GAAP, assuming the Company will continue as a going concern and do not include adjustments that might result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course.

Unaudited Interim Condensed Financial Statements

The accompanying interim condensed balance sheet as of September 30, 2022, the interim condensed statements of operations, condensed statements of convertible preferred stock and stockholders’ equity, and condensed statements of cash flows for the nine months ended September 30, 2022 and 2021, and amounts relating to the interim periods included in the accompanying notes to the interim condensed financial statements are unaudited. The unaudited interim condensed financial statements have been prepared in accordance with U.S. GAAP and the applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) regarding interim financial reporting, and in management’s opinion, includes all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the Company’s condensed balance sheet as of September 30, 2022, and the condensed statements of operations, condensed statements of convertible preferred stock and stockholders’ equity, and condensed statements of cash flows for the nine months ended September 30, 2022 and 2021. The results for the nine months ended September 30, 2022, are not necessarily indicative of the results expected for the fiscal year or any other periods. These interim condensed financial statements should be read in conjunction with the Company’s financial statements and related notes for the fiscal year ended December 31, 2021. The unaudited balance sheet as of December 31, 2021 has been derived from the Company’s audited financial statements.

Use of Estimates

The preparation of condensed financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported and disclosed in the condensed financial statements and accompanying notes. Those estimates and assumptions include, but are not limited to, revenue recognition and contract liabilities; allowance for doubtful accounts; determination of fair value of our common stock; determination of fair value of debt; determination of fair value of warrants; accounting for income taxes, including the valuation allowance on deferred tax assets and reserves for uncertain tax positions; accrued liabilities; and the recognition and measurement of contingent liabilities. We evaluate our estimates and assumptions on an ongoing basis using historical experience and other factors and adjust those estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from these estimates, and those differences could be material to the financial statements.

Risks and Uncertainties

The Company is subject to a number of risks. The Company conducts business in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on its future financial position, results of operations, or cash flows: advances and trends in new technologies and industry standards; pressures resulting from new applications offered by competitors; delays in applications and functionality development; changes in certain strategic relationships or customer relationships; the Company’s ability to attract new customers or retain existing customers; the length of the Company’s sales cycles and expense related to sales efforts; litigation or claims against the Company based on intellectual property, patent, product, regulatory, or other factors; changes in domestic and international economic or political conditions or regulations; the ability of the Company to finance its operations; and the Company’s ability to attract and retain employees necessary to support its growth. Additionally, the COVID-19 pandemic has negatively impacted the global economy, disrupted supply chains, constrained work force participation, and created significant volatility and disruption of financial markets. Further, the Company faces risks with respect to inflationary environment in the country and the related fluctuations in interest as well as currency exchange rates. As the scope and duration of the COVID-19 pandemic is unknown and the extent of its economic impact continues to evolve globally, there is uncertainty related to the ultimate impact it will have on the Company’s business, its employees, results of operations and financial condition.

COVID-19 Impact

On March 11, 2020, the World Health Organization declared that the worldwide spread and severity of a new coronavirus, referred to as COVID-19, was severe enough to be characterized as a pandemic. In response to the continued spread of COVID-19, governmental authorities around the world have imposed various restrictions designed to slow the pace of the pandemic, including restrictions on travel and other restrictions that prohibit employees from going to work causing severe disruptions in the worldwide economy. The COVID-19 pandemic has had and may continue to have an adverse impact on the Company’s employees, operations, supply chain and distribution system. In response to the economic challenges and uncertainty resulting from the COVID-19 pandemic and its impact on the Company’s business, certain employees worked remotely. In addition, in April 2020, the Company announced reductions in workforce. These decisions, as well as COVID-19 more generally, introduced new dynamics into the households of many employees. The full extent of the impact of the COVID-19 pandemic on the Company’s operational and financial performance is currently uncertain and will depend on many factors outside the Company’s control, including, without limitation, the timing, extent, trajectory and duration of the pandemic, the development and availability of effective treatments and vaccines, the imposition of protective public safety measures, and the impact of the pandemic on the global economy and demand for its services. If the Company’s suppliers experience additional closures or reductions in their capacity utilization levels in the future, the Company may have difficulty sourcing materials necessary to fulfill production requirement. Due to the COVID-19 pandemic, Tempo has experienced some supply chain constraints, including with respect to semiconductor components, and has responded by ordering larger quantities of these components to ensure an adequate supply. COVID-19 has also impacted the Company’s customers and may create unpredictable reductions or increases in demand for Tempo’s manufacturing services. Management will continue to monitor the impact of the global situation on the Company’s financial condition, cash flows, operations, industry, workforce, and customer relationships.

Revenue from Contracts with Customers

Contract Balances

The timing of revenue recognition, billings and cash collections can result in deferred revenue (contract liabilities), unbilled receivables (contract assets), and billed accounts receivable.

a.	Contract Liabilities

A contract liability results when payments from customers are received in advance for assembly and manufacturing of the goods. The Company recognizes contract liabilities as revenues upon satisfaction of the underlying performance obligations. Deferred revenue that is expected to be recognized as revenue during the subsequent twelve-month period from the date of billing is recorded in contract liabilities and the remaining portion, if any, is recorded in contract liabilities, noncurrent on the accompanying balance sheets at the end of each reporting period. For the nine months ended September 30, 2022 and 2021, the Company recognized as revenue of $0.1 million and $0.1 million that was included in the contract liabilities balance at the beginning of the related periods, respectively.

b.	Contract Assets

Billings scheduled to occur after the performance obligation has been satisfied and revenue recognition has occurred result in contract assets. Unbilled receivables that are expected to be billed during the subsequent twelve-month period from the date of revenue recognition are recorded in contract assets, and the remaining portion, if any, is recorded in other noncurrent assets on the accompanying balance sheets at the end of each reporting period. As of September 30, 2022 and December 31, 2021, there were no amounts attributable to contract assets recorded within other noncurrent assets.

Unbilled receivables represent amounts for which the Company has recognized revenue, pursuant to its revenue recognition policy, for services already performed, but billed in arrears and for which the Company believes it has an unconditional right to payment.

Below are the billed receivables, unbilled receivables, and deferred revenue (in thousands):

	September 30,	December 31,
	2022	2021
Accounts receivable, net	$1,945	$2,918
Contract assets	990	1,219
Contract liabilities	2,086	175

Segment Reporting and Geographic Information

For the nine months ended September 30, 2022 and 2021, the Company was managed as a single operating segment in accordance with the provisions in the FASB guidance on segment reporting, which establishes standards for, and requires disclosure of, certain financial information related to reportable operating segments and geographic regions. Furthermore, the Company determined that the Chief Executive Officer is the Chief Operating Decision Maker as she is responsible for making decisions regarding the allocation of resources and assessing performance as well as for strategic operational decisions and managing the organization as a whole. All of the Company’s revenues are domestic sales and fixed assets are physically located in the United States.

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid securities that mature within three months or less from the original date of purchase to be cash equivalents. The Company maintains the majority of its cash balances with commercial banks in interest bearing accounts. Cash and cash equivalents include cash held in checking and savings accounts and highly liquid securities with original maturity dates of three months or less from the original date of purchase.

The restricted cash balance as of both September 30, 2022 and 2021 represents $0.3 million related to a letter of credit for the Company’s office space lease.

	September 30,	September 30,
	2022	2021
Cash and cash equivalents	$533	$23,524
Restricted cash	320	320
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$853	$23,844

Long-Lived Assets

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. If the sum of the expected future cash flows (undiscounted and before interest) from the use of the assets is less than the net book value of the asset an impairment could exist and the amount of the impairment loss, if any, will generally be measured as the difference between the net book value of the assets and their estimated fair values.

The Company identified a potential impairment indicator for long-lived assets and performed a recoverability test. The result of the recoverability test indicated that the sum of the expected future cash flows was greater than the carrying amount of the asset group and no impairment charges were recorded related to the recoverability test. Separately, the Company abandoned an asset and recorded an impairment charge of $0.3 million during the nine months ended September 30, 2022 (see Note 12).

Fair Value of Financial Instruments

Assets and liabilities recorded at fair value on the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

●	Level 1: Quoted prices for identical assets or liabilities in active markets at the measurement date.

●	Level 2: Inputs, other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities, in active markets or other inputs that are observable or can be corroborated with market data at the measurement date.

●	Level 3: Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, term loans, convertible notes, convertible notes - related party and warrant liabilities. The Company has determined the carrying value of these assets and liabilities approximates the fair value due to their short maturities and has classified these assets and liabilities as Level 1 financial instruments. The balances outstanding under the loans payable agreements are considered to approximate their estimated fair values as the interest rates approximate market rates. The convertible notes, convertible notes - related party and warrant liabilities are carried at fair value.

The Company classified the convertible debt and liability classified convertible preferred stock and common stock warrants as Level 3 financial instruments. The fair value of the convertible debt is $53.1 million as of September, 30, 2022 (see Note 7 and 8). The Company did not have convertible debt as of December 31, 2021. The fair value of liability classified convertible preferred stock and common stock warrants is $32.4 million and $5.6 million as of September 30, 2022 and December 31, 2021, respectively (see Note 10). During the nine months ended September 30, 2022 and year ended December 31, 2021, the Company had no transfers between levels of the fair value hierarchy of its assets or liabilities measured at fair value.

Fair Value Option (“FVO”) Election

The Company accounts for certain convertible notes outstanding under the fair value option election of ASC 825, Financial Instruments (“ASC 825”) as discussed below.

The convertible notes accounted for under the FVO election are each debt host financial instruments containing embedded features which would otherwise be required to be bifurcated from the debt-host and recognized as separate derivative liabilities subject to initial and subsequent periodic estimated fair value measurements under ASC 815. Notwithstanding, ASC 825-10-15-4 provides for the FVO election, to the extent not otherwise prohibited by ASC 825-10-15-5, to be afforded to financial instruments, wherein bifurcation of an embedded derivative is not necessary, and the financial instrument is initially measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis at each reporting period date.

The estimated fair value adjustment, as required by ASC 825-10-45-5, is recognized as a component of other comprehensive income (“OCI”) with respect to the portion of the fair value adjustment attributed to a change in the instrument-specific credit risk, with the remaining amount of the fair value adjustment recognized as other income (expense) in the accompanying condensed statement of operations. With respect to the above convertible notes, as provided for by ASC 825-10-50-30 (b), the estimated fair value adjustment is presented as change in fair value of debt within other income (expense) in the accompanying condensed statements of operations, since the change in fair value of the convertible notes payable was not attributable to instrument specific credit risk during the nine months ended September 30, 2022.

Deferred Transaction Costs

Deferred transaction costs consist of direct incremental legal, consulting, and accounting fees relating to the merger transaction, as discussed in Note 1 — Organization, which are capitalized and will be recorded as a reduction to the issuance of equity arising from the consummation of the merger transaction. In the event the merger transaction is terminated, deferred transaction costs will be expensed. As of September 30, 2022 and December 31, 2021, the Company has deferred such costs amounting to $6.1 million and $1.9 million, respectively, which are included in other noncurrent assets in the condensed balance sheets.

Net Loss Per Share of Common Stock

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its preferred stock to be participating securities. Net loss is attributed to common stockholders and participating securities based on their participation rights. Net loss attributable to common stockholders is not allocated to the preferred stock as the holders of the preferred stock do not have a contractual obligation to share in any losses.

Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.

Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of preferred stock, stock options, preferred and common stock warrants and convertible notes. As the Company has reported losses for all periods presented, all potentially dilutive securities are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

Related Parties

As discussed in Note 1 — Organization, in October 2021, ACE entered into a Merger Agreement with ACE Convergence Subsidiary Corp. and a direct wholly owned Merger Sub, and Tempo. The Chief Financial Officer of Tempo is also a director of ACE and is considered an interested related party to the business combination. Additionally, the Company issued 2022 Promissory Notes to Point72 Ventures Investments, LLC (“P72) and Lux Ventures IV, L.P. (“Lux”) and entered into the Bridge Note with ACE and AEPI during the nine months ended September 30, 2022 (see Note 8).

Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued Accounting Standards Update No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” or ASU 2016-13. The amendments in ASU 2016-13 introduce an approach based on expected losses to estimated credit losses on certain types of financial instruments, modify the impairment model for available-for-sale debt securities and provide for a simplified accounting model for purchased financial assets with credit deterioration since their origination. The new standard requires financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The standard will be effective for the Company beginning January 1, 2023, with early application permitted. The Company is evaluating the impact of adopting this new accounting guidance on its financial statements.

In October 2021, the FASB issued Accounting Standards Update No. 2021-08, “Accounting for Contract Assets and Contract Liabilities from Contracts with Customers”, which requires accounting for contract assets and liabilities from contracts with customers in a business combination to be accounted for in accordance with ASC 606. The standard is effective for fiscal years beginning after December 15, 2022. The Company is evaluating the impact of adopting this new accounting guidance on its financial statements.

(3)	Inventory

Inventory consists of the following (in thousands):

	September 30,	December 31,
	2022	2021
Raw materials	$2,060	$158
Work in progress	856	721
Total inventory	$2,916	$879

(4)	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	September 30,	December 31,
	2022	2021
Prepaid expense	$421	$650
Other current assets	512	242
Total prepaid expenses and other current assets	$933	$892

(5)	Other Noncurrent Assets

Other noncurrent assets consist of the following (in thousands):

	September 30,	December 31,
	2022	2021
Deferred transaction costs	$6,125	$1,926
Advance rent and prepaids	83	749
Deposits	—	250
Total other noncurrent assets	$6,208	$2,925

(6)	Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	September 30,	December 31,
	2022	2021
Accrued legal fees(1)	$4,272	$1,517
Accrued professional fees(1)	100	866
Accrued liabilities	410	774
Accrued sales and business taxes	176	241
Accrued cost of revenue	152	236
Customer refund liability	—	205
Warranty liability	55	54
Other accrued liabilities	30	78
Total accrued expenses	$5,195	$3,971

(1) These accrued legal and professional fees relate to the merger transaction, as discussed in Note 1 – Organization.

(7)	Borrowing Arrangements

Term Loan and Credit Facility with Financial Institution

In June 2020, the Company entered into a loan and security agreement with a financial institution where the Company drew down $4.0 million (the “Term Loan”) and secured up to $4.0 million in a revolving line of credit (the “Credit Facility”). During 2020, the Company drew down $1.6 million from the Credit Facility and repaid amount back in full. No other advances were drawn by the Company before it expired on June 3, 2021.

In conjunction with the issuance of the Term Loan, the Company issued the lender a warrant to purchase 182,500 shares of the Company’s common stock. The Company allocated the $4.0 million proceeds between the Term Loan and the common stock warrant on a relative fair value basis, recording $0.1 million for the common stock warrant in additional paid-in capital, with the offset to debt discount, on the condensed balance sheets. The common stock warrant is not remeasured in future periods as it meets the conditions for equity classification. For further details on the warrants issued in conjunction with the term loans discussed, see Note 10.

On June 23, 2021, the Company entered into an amended and restated loan and security agreement with the financial institution which expanded the Term Loan obligation from $4.0 million to $10.0 million, with the maturity date extended to September 1, 2022 and a loan commitment fee of $50 thousand. For the Term Loan the Company is required to make monthly interest only payments from January 2021 through December 2021, thereafter certain monthly principal plus interest payments for a period of 8 months beginning from January 2022 and a final payment of the balance principal and interest outstanding under the agreement in September 2022. The amended and restated term loan debt bears interest at the greater of (a) Wall Street Journal Prime plus 5.00%, floating or (b) 8.25% per annum.

In addition, the Company issued 109,080 warrants to the lender which are exercisable to purchase the Company’s common stock at $1.51. For further details on the warrants issued in conjunction with the term loan, see Note 10.

On October 14, 2021, the Company paid $10.3 million to settle the credit facility under the amended and restated loan and security agreement with Silicon Valley Bank including $0.3 million of interest.

Equipment Loan and Security Agreement

On January 29, 2021, the Company entered into an equipment loan and security agreement with SQN Venture Income Fund II, LP. The overall loan facility provides for a maximum borrowing capacity of $6.0 million consisting of two tranches, each tranche with a borrowing capacity up to $3.0 million.

On January 29, 2021, the Company drew down $3.0 million under the first tranche of the facility. The Company is required to make monthly payments for a period of 42 months on this tranche plus end of term payment fee of $0.2 million which is accreted to interest expense over the term of the agreement. The loan has a maturity date of July 2024. An additional $3.0 million can be drawn by the Company, provided that certain criteria are met, such as the Company not having defaulted on the first tranche and there having not been a material adverse change (as defined in the Loan Agreement) as of the date for the borrowing request. The loan facility is used for financing certain equipment purchases. The equipment financed through the loans serves as collateral for the loan.

The loan bears a cash interest of 8.95% per annum. Interest is payable on the first day of the month. If the loan is in default, it shall bear interest at a rate of an additional 5% per annum. The loan interest expense and discount amortization interest for the nine months ended September 30, 2022 was $0.1 million and $34 thousand, respectively. The Company was in compliance with the covenants as of September 30, 2022.

In conjunction with entering into the equipment loan and security agreement, the Company entered into a warrant agreement with the lender and issued 108,000 warrants exercisable for the Company’s Series C preferred stock at $0.94. For further details on the warrants issued in conjunction with the equipment loan and security agreement, see Note 10.

June 2021 Credit Facility

On June 23, 2021, the Company entered into the June 2021 Credit Facility with SQN Venture Income Fund II, LP. The June 2021 Credit Facility provides for a maximum borrowing capacity of $20.0 million consisting of two tranches, each tranche with a borrowing capacity of $10.0 million.

On June 23, 2021, the Company drew down $10.0 million of the facility. The Company is required to make monthly interest-only payments for a period of 18 months and thereafter, principal and interest outstanding under the agreement with a maturity date of December 2022. On August 13, 2021, the Company drew down the remaining $10.0 million. The second tranche has a maturity date of February 2023. The June 2021 Credit Facility is used for general working capital purposes. This loan bears a cash interest of 10% per annum. Interest is payable on the first day of the month. Additionally, this loan bears a Paid-in-Kind (PIK) interest of 2% per annum with PIK interest capitalized, compounded, and added to the principal balance monthly in arrears. The PIK interest becomes payable upon maturity. If the term loan is in default, it shall bear interest at an additional 5%. The Company paid a nonrefundable facility fee of $0.2 million.

In conjunction with entering into the June 2021 Credit Facility, the Company entered into a warrant agreement with the lender and issued 533,333 warrants exercisable for the Company’s common stock at $1.51. For further details on the warrants issued in conjunction with the June 2021 Credit Facility, see Note 10.

Loan and Security Agreement

On October 13, 2021, the Company entered into the LSA with Structural Capital Investments III, LP, Series Structural DCO II, a series of Structural Capital DCO, LLC, SQN Tempo Automation, LLC, SQN Venture Income Fund II, LP, and Ocean II PLO LLC. The LSA replaced the June 2021 Credit Facility, providing for maximum borrowing capacity of $150.0 million consisting of four tranches. Per the LSA, borrowings of $20.0 million from tranches 1 and 2 from the June 2021 Credit Facility were replaced by a new tranche 1 in the amount of $20.0 million. Borrowing capacity for tranche 2 is $20.0 million which shall be available to draw by the Company upon sooner of the de-SPAC with ACE or closing of the acquisition with Whizz. Borrowing capacity for tranche 3 and tranche 4 of the LSA is $40.0 million, and $70.0 million, respectively, which shall be available to draw by the Company upon the de-SPAC with ACE, subject to lender approval. The tranches have an earliest expiration date of December 23, 2022.

The termination of the June 2021 Credit Facility and subsequent borrowings under tranche 1 of the LSA was accounted for as a partial extinguishment of debt. Specifically, upon entering into the LSA, the Company became indebted to a new lender in the amount of $6.0 million, while $14.0 million of obligations are due to the same lender group party to the June 2021 Credit Facility. The $6.0 million was reflected as a debt repayment with the old lender and was accounted for as an extinguishment of debt. Accordingly, the Company recorded a loss on extinguishment of $0.3 million related to the write off of unamortized debt discount. The Company also evaluated the $14.0 million of debt outstanding with continuing lenders and concluded the transaction should be treated as a modification of debt.

Borrowings under tranches 2, 3 and 4 of the LSA bear interest equal to the greater of (i) 10.5%, and (ii) 7.25% plus the prime rate then in effect, provided however, for all advances made after the occurrence of the public trading trigger, a per annum rate of interest equal to the greater of (i) 9.5%, and (ii) 6.25% plus the prime rate then in effect shall apply. Borrowings under tranche 1 bear interest equal to 10%. In addition, interest will accrue at an additional 2% per annum rate on the outstanding borrowing made under the tranche 1, which shall be capitalized and be compounded and added to the principal balance of the Tranche 1 Loan monthly in advance on the next monthly payment date.

For borrowings made pursuant to the LSA, the Company is further committed to a fee in an amount sufficient, if needed, to increase the lender’s minimum return to 1.20:1.00 if payable on or before the first anniversary of such borrowing, 1.30:1.00 if payable after the first anniversary of such borrowing but on or before the second anniversary of such borrowing, 1:35:1.00 if payable after the second anniversary of such borrowing but on or before the third anniversary of such borrowing, or 1.40:1.00 if payable after the third anniversary of such borrowing.

On January 11, 2022, the Company entered into the first amendment to the LSA to convert $10.0 million of availability under the tranche 2 loan to the tranche 1 loan. This amendment expanded the tranche 1 from $20.0 million to $30.0 million and reduced the tranche 2 loan from $20.0 million to $10.0 million. For the original $20.0 million borrowed under tranche 1, the maturity date is December 23, 2022 and the $10.0 million borrowed under the expanded portion of tranche 1 provides for a maturity date of February 12, 2023.

On May 1, 2022, the Company was in breach of its covenants under the LSA. As a result, the Company recorded $0.3 million of default interest expense in the Company’s condensed statement of operations during the nine months ended September 30, 2022. As of September 30, 2022, the Company was in breach of its covenants under the LSA and the debt including all interest due through maturity, is callable by the lender.

On January 20, 2022, in conjunction with the LSA, the Company entered into warrant agreements with the various lenders involved under the LSA to issue a certain number of warrants to purchase Series C preferred stock based on the percentage of each tranche borrowing exercisable for the Company’s Series C preferred stock at the lowest of (i) $2.82 per share, (ii) the lowest price per share the Company receives for a share of the Series C preferred stock, and (iii) the lowest price the Company receives for a share of future round of preferred stock, see Note 10.

On August 25, 2022, Tempo entered into an August 2022 Bridge Note Agreement (as defined in Note 8 below) with the lenders under the LSA (collectively, the “Initial Bridge Investors”), pursuant to which Tempo agreed to issue a $3.6 million note (“LSA Convertible Note”) which is comprised of accrued interest, PIK interest and future interest from August 2022 through maturity of the LSA. The fair value of the LSA Convertible Note was $13.1 million as of September 30, 2022.

The following table sets forth the net carrying amount of borrowings as on September 30, 2022 (in thousands):

	Loan Payable, Current	Loan Payable, Noncurrent	Total
SQN Equipment Loan	$852	$880	940
LSA Term Loan	28,641	—	28,641
LSA Convertible Note (fair value)	13,052	—	13,052
Total loan payable	$42,545	$880	43,425

SQN Equipment Loan

As of September 30, 2022
Total notes payable	$1,688
Add: accretion of final interest payable	93
Less: loan payable, current	(852)
Less: unamortized debt discount	(49)
Total loan payable, noncurrent	$880

LSA Term Loan

As of September 30, 2022
Total notes payable	$30,000
Less: unamortized debt discount	(1,359)
Total loan payable, current	$28,641

LSA Convertible Note

Fair Value – Level 3
Balance, January 1, 2022	$—
Additions	12,903
Change in fair value	149
Balance, September 30, 2022	$13,052

The Company measures the LSA Convertible Note at fair value based on significant inputs not observable in the market, which caused it to be classified as Level 3 measurements within the fair value hierarchy. Changes in the fair value of the LSA Convertible Note related to updated assumptions and estimates were recognized as change in fair value of debt within the condensed statements of operations.

In determining the fair value of the LSA Convertible Note as of September 30, 2022, the Company applied the probability-weighted expected return method (“PWERM”). The PWERM determines the value of an instrument based upon an analysis of future values for the potential instrument payouts under different future outcomes. The instrument value is based upon the present value of the probability of each future outcome becoming available to the instrument holders, and the rights of each security. Utilizing the PWERM, the Company assessed the probability that the related party borrowings would be converted to common stock through the consummation of a SPAC transaction or as a result of a Qualified Financing. Additional inputs used in applying the PWERM were: i) the expected timing of the conversion, ii) the amount subject to equity conversion, the sum of the notes’ principal and unpaid accrued interest, iii) the contractual conversion price adjustment, and iv) the discount rate.

September 30, 2022
Expected term	0.15 years
Discount rate	20.00%
Probability of Qualified Financing	90.00%

	As of December 31, 2021
			SQN
	LSA	LSA	Equipment
	Tranche 1.1	Tranche 1.2	Loan	Total
Total notes payable	$10,000	$10,000	$2,302	$22,302
Add: accretion of final interest payable	108	79	56	243
Less: loan payable, current	(9,702)	—	(784)	(10,486)
Less: unamortized debt discount	(406)	(218)	(84)	(708)
Total loan payable, noncurrent	$—	$9,861	$1,490	$11,351

The notes payable future principal payments are as follows during the years noted (in thousands):

As of
September 30, 2022
2022 (remaining)	$20,214
2023	14,496
2024	567
Total future principal payments	$35,277

(8)	Borrowing Arrangements – Related Party

Convertible Promissory Notes

On January 18, 2022, the Company issued convertible promissory notes to P72 and Lux for gross proceeds of $5.0 million (the “2022 Promissory Notes”). The 2022 Promissory Notes bear simple interest on the unpaid principal at a rate of 10% per year and are due and payable by the Company on demand any time after November 15, 2022. The outstanding amount will convert into securities of ACE upon the earlier to occur of the closing of the transactions and the closing of the first qualified financing following any termination of the business combination agreement as applicable.

The exchange feature of the 2022 Promissory Notes was deemed an embedded derivative requiring bifurcation from the 2022 Promissory Notes (the “host contract”) and separate accounting as an embedded derivative liability. The proceeds from the 2022 Promissory Notes were first allocated to the embedded derivative liability, resulting in an embedded derivative liability of $0.1 million on issuance, with the remaining proceeds were then allocated to the host contract.

On August 25, 2022, the Company recorded a loss on extinguishment of $13.8 million which was equivalent to the difference between the carrying value of the 2022 Promissory Notes and the fair value on the modification date.

Bridge Note

In May 2022, the Company entered into the Bridge Note with ACE and AEPI, which was replaced in its entirety on substantially the same terms on July 1, 2022, pursuant to which AEPI agreed to loan to Tempo up to an aggregate principal amount of $5.0 million, $4.6 million of which was advanced to Tempo as of September 30, 2022.

The Bridge Note has an interest rate of 12% per annum, payable in-kind by increasing the outstanding principal amount of the Bridge Note. Interest shall be deemed to have commenced on May 19, 2022. The Bridge Note replaced a May 2022 loan on substantially the same terms in its entirety.

The conversion option of the Bridge Note was deemed an embedded derivative requiring bifurcation from the Bridge Note (the “host contract”) and is separately accounted for as an embedded derivative liability. The proceeds from the Bridge Note were first allocated to the embedded derivative liability, resulting in an embedded derivative liability of $0.1 million on issuance, with the remaining proceeds then allocated to the host contract.

On August 25, 2022, the Bridge Note was amended and restated on substantially similar terms to the August 2022 Bridge Notes (as defined below).

The amended and restated convertible bridge notes do not embody bifurcated exchange feature described above. As such, the extinguishment date fair value of exchange feature was included in the calculation of the debt extinguishment to derecognize the previously bifurcated derivative liability. The Company recognized $0.2 million and $22 thousand as gain on debt extinguishment and fair value change on derivatives, respectively, during the nine months ended September 30, 2022 in the accompanying condensed statements of operations.

The Company recorded a loss on extinguishment of $11.6 million which was equivalent to the difference between the carrying value of the Bridge Notes and the fair value on the modification date.

August 2022 Bridge Notes

On August 25, 2022, Tempo entered into a note purchase agreement with the Initial Bridge Investors under the Loan and Security Agreement, pursuant to which Tempo agreed to issue up to $5.0 million in aggregate principal amount of August 2022 Bridge Notes to the Initial Bridge Investors for aggregate cash proceeds of approximately $1.4 million and the cancellation of approximately $3.6 million of outstanding amounts owed under the Loan and Security Agreement. Additionally, Tempo may, from time to time prior to October 9, 2022, issue up to $0.7 million in aggregate principal amount of additional August 2022 Bridge Notes to one or more additional investors.

The August 2022 Bridge Notes initially bear interest at a rate of 10% per annum. The August 2022 Bridge Notes will mature, and all outstanding principal and accrued but unpaid interest thereunder will be due and payable by Tempo, on the earlier of August 25, 2023 and the time at which such outstanding amount becomes due and payable upon an event of default under the August 2022 Bridge Notes. Unless an event of default has occurred and is continuing at such time, upon the closing of the business combination, the consummation of another SPAC transaction, the consummation of a qualified financing or the consummation of an initial public offering or direct listing (“Qualified Financing”), all outstanding amounts under the August 2022 Bridge Notes, together with all accrued and unpaid interest thereon, as of such time will automatically convert in full into a number of shares of (i) Tempo common stock or (ii) Tempo preferred stock having terms equivalent to the terms of Tempo’s most senior preferred stock, in each case in accordance with the terms of the August 2022 Bridge Notes, such that the value of the securities received by the holder of any August 2022 Bridge Note will equal the product of (x) the aggregate principal amount, together with any accrued but unpaid interest, outstanding under such August 2022 Bridge Note as of the time of such conversion multiplied by (y) four. If an event of default has occurred and is continuing at such time, then upon the closing of the Business Combination, the consummation of another SPAC Transaction, the consummation of a qualified financing, the consummation of an initial public offering or direct listing or the consummation of any Change of Control, the August 2022 Bridge Notes will only be converted as set forth above if the holder of such note provides its written consent to such conversion. Upon the consummation of any change of control prior to the conversion of the August 2022 Bridge Notes, Tempo will pay to the holder of such August 2022 Bridge Note, upon the closing of such change of control and in full satisfaction of the applicable August 2022 Bridge Note, a cash amount equal to the sum of (i) the product of (a) the outstanding principal balance under the applicable August 2022 Bridge Note multiplied by (b) four, plus (ii) accrued and unpaid interest.

On August 25, 2022, as a condition to closing the issuance and sale of the August 2022 Bridge Notes, Tempo:

• amended and restated the 2022 Promissory Notes on substantially similar terms to the August 2022 Bridge Notes.

• entered into an amended and restated warrant with existing investors, which amended and restated that certain Warrant to Purchase Shares of Common Stock, dated as of October 11, 2021, to, among other things, provide for the automatic conversion, with an amended exercise price of zero, of such warrant into shares of Tempo common stock upon the consummation of the business combination, a business combination or similar transaction with another special purpose acquisition company, the consummation of a qualified financing or the consummation of an initial public offering or direct listing; and

• adopted that certain Amended and Restated Fifth Amended and Restated Certificate of Incorporation of Tempo, to, among other things, (i) increase the authorized capital of Tempo for purposes of reserving for issuance an adequate number of shares of Tempo common stock and Tempo preferred stock for issuance upon conversion of the August 2022 Bridge Notes; and (ii) create a new series of Tempo preferred stock designated as “Series C-3 Preferred Stock” and establish the rights, preferences and privileges of such series of Tempo preferred stock for purposes of issuing shares of such series of Tempo preferred stock upon conversion of the August 2022 Bridge Notes. Unless an event of default has occurred and is continuing at such time, upon the closing of the business combination, the consummation of another SPAC transaction, the consummation of a qualified financing or the consummation of an initial public offering or direct listing, all outstanding amounts under the August 2022 Bridge Notes, together with all accrued and unpaid interest thereon as of such time will automatically convert in full into a number of shares of (i) Tempo common stock or (ii) Tempo preferred stock having terms equivalent to the terms of Tempo’s most senior preferred stock, in each case in accordance with the terms of the August 2022 Bridge Notes, such that the value of the securities received by the holder of any August 2022 Bridge Note will equal the product of (x) the aggregate principal amount, together with any accrued but unpaid interest, outstanding under such August 2022 Bridge Note as of the time of such conversion multiplied by (y) four. If an event of default has occurred and is continuing at such time, then upon the closing of the Business Combination, the consummation of another SPAC Transaction, the consummation of a qualified financing, the consummation of an initial public offering or direct listing or the consummation of any Change of Control, the August 2022 Bridge Notes will only be converted as set forth above if the holder of such note provides its written consent to such conversion. Upon the consummation of any change of control prior to the conversion of the August 2022 Bridge Notes, Tempo will pay to the holder of such August 2022 Bridge Note, upon the closing of such change of control and in full satisfaction of the applicable August 2022 Bridge Note, a cash amount equal to the sum of (i) the product of (a) the outstanding principal balance under the applicable August 2022 Bridge Note multiplied by (b) four, plus (ii) accrued and unpaid interest.

The following table sets forth the net carrying amount of related party borrowings as on September 30, 2022 (in thousands):

Fair Value – Level 3
Balance, January 1, 2022	$—
Additions	39,593
Change in fair value	448
Balance, September 30, 2022	$40,041

The Company measures its related party borrowings at fair value based on significant inputs not observable in the market, which caused them to be classified as Level 3 measurements within the fair value hierarchy. Changes in the fair value of related party borrowings related to updated assumptions and estimates were recognized as change in fair value of debt within the condensed statements of operations.

In determining the fair value of the related party borrowings as of September 30, 2022, the Company applied the PWERM. The PWERM determines the value of an instrument based upon an analysis of future values for the potential instrument payouts under different future outcomes. The instrument value is based upon the present value of the probability of each future outcome becoming available to the instrument holders, and the rights of each security. Utilizing the PWERM, the Company assessed the probability that the related party borrowings would be converted to common stock through the consummation of a SPAC transaction or as a result of a Qualified Financing. Additional inputs used in applying the PWERM were: i) the expected timing of the conversion, ii) the amount subject to equity conversion, the sum of the notes’ principal and unpaid accrued interest, iii) the contractual conversion price adjustment, and iv) the discount rate.

September 30, 2022
Expected term	0.15 years
Discount rate	20.00%
Probability of Qualified Financing	90.00%

The notes payable – related party future principal payments are as follows during the years noted (in thousands):

As of
September 30, 2022
2022 (remaining)	$9,397
2023	1,240
Total future principal payments	$10,637

(9)	Common Stock

As of September 30, 2022 and December 31, 2021, the Company has authorized the issuance of 125,000,000 and 63,299,666 shares, respectively, of $0.00001 par value common stock and has 10,085,354 and 10,037,305 shares of common stock issued and outstanding as of September 30, 2022 and December 31, 2021, respectively.

The Company has reserved shares of common stock for issuance related to the following convertible preferred stock, stock options, warrants, and future grants:

	As of
	September 30, 2022	December 31, 2021
Conversion of convertible preferred stock	29,520,187	29,520,187
Shares reserved for exercise of warrants	21,868,138	3,419,304
Outstanding stock options	23,896,897	16,508,725
Shares available for future issuance under 2015 Plan	3,114,353	1,050,574
Total shares of common stock reserved	78,399,575	50,498,790

(10)	Warrants

Common Stock Warrants

The following common stock warrants were outstanding as of September 30, 2022:

Warrants to purchase	# of Shares	Exercise Price	Issuance Date	Expiration Date
Common Stock	182,500	$0.94	6/3/2020	6/3/2030
Common Stock	109,080	1.51	6/23/2021	6/22/2031
	291,580

Liability Classified Warrants

As of September 30, 2022, the Company has the following liability-classified warrants outstanding:

Warrants to purchase	# of Shares	Exercise Price		Issuance Date	Expiration Date
Series A Preferred Stock	58,736	$1.15		11/24/2015	11/24/2025
Series A Preferred Stock	26,112	1.15		11/22/2016	11/22/2026
Series B Preferred Stock	38,543	2.76		10/13/2017	10/13/2027
Series C Preferred Stock	108,000	0.94	*	1/29/2021	1/29/2031
Series C Preferred Stock	186,667	2.82	*	1/20/2022	1/20/2032
Series C Preferred Stock	10,000,000	2.82	*	8/25/2022	8/25/2032
Series C Preferred Stock	8,262,167	2.82	*	9/30/2022	9/30/2032
Common Stock	533,333	1.51		6/24/2021	6/24/2031
Common Stock**	2,363,000	2.82	*	10/11/2021	10/11/2024
	21,576,558

*	Upon a change in control transaction, the exercise price of these warrants resets to $0.
**	These common stock warrants were converted from equity classified instruments to liability classified instruments as a result of August 2022 Bridge Note agreements (see Note 8).

In October 2021, the Company issued 2,363,000 common stock warrants to an existing investor pursuant to negotiations with the investor to consider continued future investment. These warrants are exercisable for shares of common stock commencing the earliest of (i) the closing date of an initial public offering, or (b) the date of the Company’s completion of a transaction or series of related transactions (by merger, or consolidation, share exchange or otherwise) with a publicly traded special purpose acquisition company or its subsidiary. The warrant exercise price is $2.82 per share and the warrants expire in October 2024.

On August 25, 2022, the Company entered into an amended and restated warrant agreement for the above warrants, which amended and restated that the warrants to purchase shares of common stock provide for the automatic conversion, with an amended exercise price of zero, of such warrant into shares of Tempo common stock upon the consummation of the business combination, a business combination or similar transaction with another special purpose acquisition company, the consummation of a qualified financing or the consummation of an initial public offering or direct listing. The amended common stock warrants are liability-classified instruments under ASC 815-40 due to these not being indexed to the Company’s equity. Consequently, the warrants are subject to be measured at fair value in subsequent periods with changes in fair value recognized in earnings.

On August 25, 2022, the Company entered into a warrant purchase agreement with existing investors to issue 18,262,167 warrants to purchase common stock in conjunction with entering into various loans. The exercise price of these common stock warrants is $2.82 per share and upon a change in control transaction, the exercise price of these warrants resets to $0. The Company concluded that the common stock warrants are liability classified and shall be measured at fair value at grant date using the BSM option pricing model and subsequently remeasured at each reporting date. The fair value at time of issuance and as of September 30, 2022 was $27.6 million.

The liability-classified warrants are remeasured on a recurring basis, primarily based on observable market data while the related theoretical warrant volatility assumption within the BSM option pricing model represents a Level 3 measurement within the ASC 820 fair value measurement hierarchy. The following table details the changes in fair value of the liability-classified warrants, for the nine months ended September 30, 2022 (in thousands):

Fair Value
Warrants outstanding - January 1, 2022	$5,573
Warrants issued and modified	32,514
Change in fair value, net	(5,652)
Warrants outstanding - September 30, 2022	$32,435

The change in fair value, net as shown in the table above is recorded as change in fair value of warrant liability in the condensed statements of operations.

For warrants revalued during the period, the warrants were valued using a valuation technique which considers the value of the instruments under a SPAC scenario and a non-SPAC scenario, using the following assumptions:

	September 30,	December 31,
	2022	2021
Expected term	3.00 years	3.89 - 9.48 years
Expected volatility	61.00%	64.29% - 64.44%
Risk-free interest rate	3.46%	1.12% - 1.52%
Expected dividends	0%	0%

(11)	Stock-Based Compensation

In April 2015, the board of directors adopted the 2015 Equity Incentive Plan (“the Plan”), which was subsequently approved by the Company’s stockholders. As of September 30, 2022, through multiple amendments approved by the Company’s stockholders, the share reserve was increased to 27,712,681 shares.

The Plan permits the granting of incentive stock options, non-statutory stock options, and restricted stock to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants, and to promote the success of the Company’s business. The board of directors, at its sole discretion, shall determine the exercise price but subject to certain terms in the Plan.

Options granted under the Plan expire 10 years from the date of grant. First time grants of incentive stock options and non-statutory options generally vest at a rate of 25% on the first anniversary of the grant date and then ratably monthly over the next three years. Upon termination of employment, any unvested options are automatically returned to the Company. In general, vested options that were not exercised within three months after termination are surrendered back to the Company. These options are added back to the Plan and made available for future grants.

In general, the awards issued by the Company are service based options, however, in July 2020, the Company issued 258,368 performance-based options to the chief financial officer of the Company which vest 100% subject to the occurrence of a qualified transaction within 36 months of its date of grant. Additionally, in March 2021, the Company issued 1,245,641 performance-based options to management employees and board of directors which vest 100% subject to the occurrence of a qualified transaction. In November 2021, the Company’s board of directors approved to (i) reduce the July 2020 grant achievement period by approximately six months; and (ii) extend the March 2021 grants achievement period by 12 months.

In March 2022, one of the Company’s executives was terminated and the 330,708 unvested options were modified to include a performance condition. The unvested options will vest upon a change of control within three months of the modification date. As of June 30, 2022, the performance condition was not met. As a result, no stock-based compensation was recorded and the unvested options were forfeited during the three months ended June 30, 2022.

In August 2022, the Company’s board of directors approved the (i) modification of 867,461 unvested service based options of three terminated executives to include a performance condition; (ii) cancellation of 254,113 performance options issued in March 2021 and (iii) modification of 50,391 performance options granted in March 2021 to reduce the grant achievement period to November 2022.

As a result of the modifications, the total fair value of the performance based options decreased from $8.8 million to $7.4 million primarily due to the decrease in Company’s common stock fair value.

The Company recorded $0 compensation expense for these performance-based options for the nine months ended September 30, 2022 as achievement of the vesting condition was not deemed probable of occurring.

Restricted Stock Unit Issuance

On September 9, 2022, Tempo issued 9,500,000 retention awards in the form of restricted stock units of Tempo (“Tempo RSUs”) to certain eligible employees and directors of Tempo. On September 23, 2022, ACE and Tempo entered into the Second Amendment to the Amended and Restated Agreement and Plan of Merger, pursuant to which the parties agreed, among other things, that all awards of Tempo RSUs that are outstanding at the closing of the Business Combination will, at the Effective Time, be converted into (a) restricted stock unit awards covering shares of New Tempo common stock (“New Tempo RSUs”) and (b) the right to receive a number of Tempo Earnout Shares.

Out of the above approved and issued RSUs, 4,750,000 RSUs were subject to service based conditions which shall vest at a rate of 33.33% on the first anniversary of the grant date and then ratably quarterly over the next two years. The Company recorded $29 thousand compensation expense for these service based RSUs for the nine months ended September 30, 2022.

The remaining 4,750,000 RSUs were subject to performance based conditions, 50% of which will vest upon achieving $15.0 million in quarterly revenue of New Tempo and the remaining 50% will vest upon achieving $5.0 million in adjusted EBITDA of New Tempo. The total fair value of these performance based RSUs was $4.3 million. The Company recorded $0 compensation expense for these performance based RSUs for the nine months ended September 30, 2022 as achievement of the vesting condition was not deemed probable of occurring.

As of September 30, 2022 and December 31, 2021, there were 3,114,353 and 1,050,574 common shares, respectively, available for issuance under the Plan.

A summary of option activity under the Plan is as follows:

	Options outstanding
		Weighted	Weighted
		average	average	Aggregate
	Number of	exercise price	contractual term	intrinsic value
	shares	per share	(in years)	(in thousands)
Outstanding – January 1, 2022	16,457,475	$1.36	7.96	$104,554
Options granted	996,055	3.33
Options exercised	(48,049)	1.03
Options forfeited	(2,872,385)	2.24
Options expired	(136,197)	1.06
Outstanding – September 30, 2022	14,396,899	1.32	6.89	$7,582
Vested during the period	2,137,947	1.62	7.13	817
Vested at end of period	9,643,506	1.11	5.90	5,500
Exercisable at the end of the period	9,648,520	1.12	5.90	5,501
Shares expected to vest	3,503,497	2.02	8.52	1,270
Vested and expected to vest	13,147,003	1.36	6.60	6,770

Determination of Fair Value

The Company estimates the fair value of share-based compensation for stock options and restricted stock units utilizing the BSM option pricing model, which is dependent upon several variables, discussed below. These amounts are estimates and, thus, may not be reflective of actual future results, nor amounts ultimately realized by recipients of these grants. The Company recognizes compensation using the straight-line basis over the requisite service period, which is generally the vesting period of the respective award.

Fair Value of Common Stock: The fair value of our common stock underlying the stock option awards is determined by the board. Given the absence of a public trading market, the board considered numerous objective and subjective factors to determine the fair value of our common stock at each meeting at which awards are approved. These factors included, but are not limited to: (i) contemporaneous third-party valuations of common stock; (ii) the rights, preferences and privileges of convertible preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) stage and development of the Company’s business; (v) general economic conditions; and (vi) the likelihood of achieving a liquidity event, such as an initial public offering (“IPO”) or sale of the Company, given prevailing market conditions. To evaluate the fair value of the underlying shares for grants between two independent valuations and after the last independent valuation, a linear interpolation framework is used to evaluate the fair value of the underlying shares.

Expected Term: The expected term represents the period that the Company’s stock-based awards are expected to be outstanding and primarily calculated as the average of the option vesting and contractual terms, based on the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.

Expected Volatility: Since the Company does not have a trading history of its common stock, the expected volatility was derived from the average historical stock volatilities of several public companies within the Company’s industry that it considers to be comparable to its business over a period equivalent to the expected term of the stock option grants.

Risk-Free-Interest-Rate: The Company bases the risk-free interest rate on the implied yield available on U.S. Treasury zero-coupon issues with remaining term equivalent to expected term.

Expected Dividend: The Company has not issued any dividends in its history and does not expect to issue dividends over the life of the options and, therefore, has estimated the dividend yield to be zero.

The following assumptions were used to calculate the fair value of options granted during the nine months ended September 30, 2022:

Nine Months Ended September 30,
2022
Expected term	0.50 - 5.86 years
Expected volatility	55.92% - 66.32%
Risk-free interest rate	1.54% - 3.00%
Expected dividends	0%

Stock-based compensation expense

The following table summarizes stock-based compensation expense and its allocation within the accompanying statements of operations during the nine months ended September 30, 2022 and 2021 (in thousands):

	2022	2021
Cost of goods sold	$441	$119
Research and development	556	303
Sales and marketing	381	205
General and administrative	945	1057
Total stock-based compensation expense	$2,323	$1,684

As of September 30, 2022, there were a total of $5.8 million and $7.5 million of unrecognized employee compensation costs related to service based options and RSUs, respectively, excluding unrecognized costs associated with performance-based stock options and RSUs. Such compensation cost is expected to be recognized over a weighted-average period of approximately 2.24 years and 2.94 years for service based options and RSUs, respectively.

(12)	Commitments and Contingencies

Operating Leases

The table below presents the operating lease-related assets and liabilities recorded on the condensed balance sheets (in thousands):

	Classifications on the condensed financial statements	As of September 30, 2022
Operating lease assets	Operating leases – right-of-use asset	$565
Operating lease liability, current	Operating lease liability, current	801
Operating lease liability, noncurrent	Operating lease liability, noncurrent	38

	Classifications on the condensed financial statements	As of December 31, 2021
Operating lease assets	Operating leases– right-of-use asset	$1,323
Operating lease liability, current	Operating lease liability, current	1,111
Operating lease liability, noncurrent	Operating lease liability, noncurrent	546

The estimated incremental borrowing rate used to measure the lease liability is 8.95%. Prospectively, future rent expense under ASC 842 is calculated using the same methodology as required under ASC 840 in order to record straight line lease expense over the lease term. Rent expense recorded was $0.7 million for the nine months ended September 30, 2022 and 2021. Variable lease expenses for the nine months ended September 30, 2022 and 2021 were immaterial.

On August 8, 2022, the Company abandoned a section of their operating lease for the remainder of the lease term and has no intention of subleasing the space. The Company reassessed their asset grouping as the deployment of the ROU asset had changed and determined the abandoned lease was a new asset group. The Company concluded the abandoned section of their ROU asset was not recoverable and recognized an impairment charge of $0.1 million to the right of use asset, and a $0.2 million impairment charge to the leasehold improvements. These impairment charges were recorded within impairment loss in the condensed statements of operations.

Future minimum lease payments under non-cancelable operating leases as of September 30, 2022 are as follows (in thousands):

As of September 30,
2022
2022 (remaining)	$307
2023	531
2024	29
Total future lease payments	867
Less imputed interest	(28)
Total operating lease liability	$839

Finance Leases

The table below presents the finance lease-related assets and liabilities recorded on the condensed balance sheets and the condensed statement of operations (in thousands):

	Classification on the condensed financial statements	As of September 30, 2022
Finance lease assets	Property and equipment, net	$3,519
Finance lease liability, current	Finance lease, current	1,897
Finance lease liability, noncurrent	Finance lease, noncurrent	—

		Nine Months Ended September 30, 2022
Depreciation of the leased asset	Cost of revenue	$1,935
Lease interest expense	Other income (expense), net	329

	Classification on the condensed financial statements	As of December 31, 2021
Finance lease assets	Property and equipment, net	$3,943
Finance lease liability, current	Finance lease, current	1,091
Finance lease liability, noncurrent	Finance lease, noncurrent	1,606

		Nine Months Ended September 30, 2021
Depreciation of the leased asset	Cost of revenue	$409
Lease interest expense	Other income (expense), net	464

Future minimum lease payments under finance lease are as follows (in thousands):

As of September 30,
2022
2022 (remaining)	$376
2023	1,731
Total future lease payments	2,107
Less: imputed interest	(210)
Total finance lease liability	$1,897

The weighted average remaining lease term for our operating leases and finance leases is 0.8 year and the weighted average discount rate of our operating leases and finance leases is 8.95% and 18.71%, respectively. Supplemental disclosures of cash flow information related to leases were as follows (in thousands):

	Nine Months Ended September 30,
	2022	2021
Operating cash flows paid for operating leases	$908	$885
Financing cash flows paid for finance leases	1,128	1,128

(13)	Income Taxes

The Company did not record a provision or benefit for income taxes during the nine months ended September 30, 2022 and 2021. The Company continues to maintain a full valuation allowance for its net U.S. federal and state deferred tax assets.

On March 27, 2020, the U.S. federal government enacted the CARES Act, which changed several of the existing U.S. corporate income tax laws by, among other things, increasing the amount of deductible interest, allowing companies to carry back certain Net Operating Losses (“NOLs”), and increasing the amount of NOLs that corporations can use to offset income. The CARES Act did not have a material impact on the Company's income tax provision, deferred tax assets and liabilities, and related taxes payable. The Company is currently assessing the future implications of these provisions within the CARES Act on the Company's condensed financial statements but does not expect the impact to be material.

(14)	Net Loss Per Share

The Company uses the two-class method to calculate basic net loss per share and apply the more dilutive of the two-class method, treasury stock method or if-converted method to calculate diluted net loss per share.

No dividends were declared or paid for the nine months ended September 30, 2022 and 2021. Undistributed earnings for each period are allocated to participating securities, including the preferred stock for applicable periods, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there are no contractual obligations for the preferred stockholders to share in losses, the Company’s basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average shares of common stock outstanding during periods with undistributed losses.

The table below sets forth the computation of basic and diluted net loss per share (in thousands, except share data and per share amounts):

	Nine Months Ended September 30,
	2022	2021
Basic and diluted:
Net loss	$(96,518)	$(24,388)
Weighted-average number of shares of common stock outstanding	10,072,318	9,815,806
Basic and diluted net loss per share	$(9.58)	$(2.48)

Basic and diluted net loss per share attributable to common stockholders is the same for the nine months ended September 30, 2022 and 2021 because the inclusion of potential shares of common stock would have been anti-dilutive for the periods presented. The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	As of September 30,
	2022	2021
Shares of common stock issuable upon conversion of redeemable convertible preferred stock	29,520,187	29,520,187
Shares of common stock issuable upon conversion of redeemable convertible preferred stock warrants	18,680,225	231,391
Shares of common stock issuable from stock options	23,896,897	16,113,756
Shares of common stock issuable from common stock warrants	3,187,913	824,913
Potential common shares excluded from diluted net loss per share	75,285,222	46,690,247

(15)	Subsequent Events

The Company has evaluated subsequent events for recognition and remeasurement purposes from September 30, 2022 through December 6, 2022, which is the date the condensed financial statements were available to be issued. The Company has determined that there are no subsequent events requiring adjustment to or disclosure in the condensed financial statements, other than:

Business Combination

The Business Combination closed on November 22, 2022 the (“Closing”). In connection with the closing of the Business Combination, the Company was renamed Tempo Automation Holdings, Inc.

PIPE Investment

On November 22, 2022, immediately following the Closing, New Tempo issued (i) 1,230,000 shares of Common Stock to certain investors (the “Initial Subscribers”) (including 350,000 Initial Committed PIPE Shares and 880,000 PIPE Incentive Shares) and (ii) 1,820,000 shares of Common Stock to the LSA Subscribers (including 700,000 Committed PIPE Shares and 1,120,000 PIPE Incentive Shares) in accordance with the terms of the Subscription Agreements (collectively, the “PIPE Investment”). The shares of Common Stock issued in the Subscription Agreements were offered in a private placement under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Subscription Agreements.

Earnout

Following the closing, the eligible Tempo equityholders will have the right to receive up to 7,000,000 Tempo earnout shares in two tranches upon the occurrence of the earnout triggering events during the earnout period. A one-time aggregate issuance of 3.5 million New Tempo shares will be made upon achieving $5.0 million in Adjusted EBITDA in a single quarter during the five-year period. A one-time aggregate issuance of the remaining 3.5 million New Tempo shares will be made upon achieving $15.0 million in sales in a single quarter during the five-year period.

Amendment and Restatement of the LSA

On November 22, 2022, in connection with the closing of the Business Combination, the Company entered into certain First Amended and Restated LSA, dated as of November 22, 2022, by and among, the Company, as borrower, Structural Capital Investments III, LP (“SCI”), Series Structural DCO II series of Structural Capital DCO, LLC (“DCO”), CEOF Holdings LP (“CEOF”), SQN Tempo Automation, LLC (“SQNTA”), SQN Venture Income Fund II, LP (“SQNVIFII” and, together with SCI, DCO, CEOF and SQNTA, the “Lenders” and each a “Lender”), and Ocean II PLO LLC, as administrative and collateral agent for the Lenders (the “Agent”), pursuant to which the Lenders committed to lend Legacy Tempo up to $20.0 million in term loan financing. The LSA amended and restated in its entirety the LSA dated as of October 13, 2021. The amended LSA facility matures on December 1, 2025.

White Lion Stock Purchase Agreement

On November 21, 2022, ACE and AEPI extinguished $4.4 million of August 2022 Bridge Notes. Subsequently, the Company issued $2.0 million of August 2022 Bridge Notes to White Lion Capital, LLC (“White Lion”) and $2.4 million to other investors.

On November 21, 2022, ACE entered into a Common Stock Purchase Agreement and a related registration rights agreement with White Lion. Pursuant to the Common Stock Purchase Agreement, ACE has the right, but not the obligation to require White Lion to purchase, from time to time, up to the lesser of (i) $100.0 million in aggregate gross purchase price of newly issued shares of Common Stock and (ii) the exchange cap, in each case, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement.